                                                                      EXHIBIT 21


                    Subsidiaries of James River Coal Company

1.      Johns Creek Coal Company
2.      James River Coal Sales, Inc.
3.      James River Coal Service Company
4.      Leeco, Inc.
5.      Leeco Processing Company
6.      BDCC Holding Co., Inc.
7.      Blue Diamond Coal Export Company
8.      Eolia Resources, Inc.
9.      Blue Diamond Coal Company
10.     Leatherwood Processing Company
11.     Bledsoe Coal Corporation
12.     Shamrock Coal Company, Incorporated
13.     Bledsoe Processing Company
14.     Bledsoe Coal Leasing Company
15.     Johns Creek Elkhorn Coal Corporation
16.     McCoy Elkhorn Coal Corporation
17.     Pike County Resources, Inc.
18.     Primary Energies Corporation
19.     Johns Creek Processing Company
20.     Bell County Coal Corporation
21.     Hignite Processing Company